Exhibit 99.3

Quantum-Si Incorporated / HighCape Capital Acquisition Corp. Presentation Script

Introductions

My name is John Stark. I am the CEO of Quantum-Si. I have held multiple senior leadership positions at publicly traded companies over the past two decades. Before joining QSI in November 2020, I was the CEO of Celsee, Inc., which was acquired in April of 2020.

I am Matt Dyer. I am the Chief Business Officer at Quantum-Si. I have been with the company for about 7 years about the time it was founded and bring over a decade of prior experience in product management and commercialization of genomics technologies.

Hi, I am Kieren Patel, Head of Product. I joined QSI last year having come from Illumina launching their latest platform. I bring experience in product management as well as patent law.

Hi, I am Kevin Rankin, Chairman and CEO of HighCape Capital Acquisition Corp., the SPAC that is going to merge with QSI. My background is 30 years of experience being the CEO for a number of life sciences companies, tools companies, and diagnostics companies… number of exits. We started HighCape about 7 years ago, with the goal of investing in early stage commercial companies, so QSI fits right into our sweet spot. Moving on to the next slide.

Presenter: Kevin Rankin

As I mentioned, HighCape was founded in 2013. seven years ago. We raised our SPAC, $115 million SPAC back in September. We are very pleased to be with you here today. We are very excited about this opportunity for a number of reasons. I just like to highlight them for you. First, we've known this team for decades now, actually, Jonathan back in the early days of Yale Genomics spin-offs, Jon back when he was at Affymetrix. So we know the people but the combined team here is a formidable team. I mean this team pioneered next generation sequencing for DNA and now they're going to do that for proteins. The, you'll hear today, the instrument they put together which marries up computer chips, semiconductor chips, together with physics biochemistry and engineering, is really a tour de force, and to be able to bring that to market for a $50,000 price point. It's just an order of magnitude improvement around what currently exists. So, what they've assembled is something extraordinary. Second, the proteomics market is, it's already exploding, but it's got limitations as you'll hear today in terms of technology and constraints of that technology. This next generation approach and at this price point will expand this market even further. Third, what we've been most impressed with, as we've gone through our diligence, is the breadth and the depth of the intellectual property portfolio that's been assembled truly for a young company. I think it's beyond what you would typically see.

We are bringing QSI to market at a really attractive valuation of $925 million enterprise value. This compares very favorably with its peer group, both at their IPO or SPAC values, but certainly compares well against their current trading values. In addition, the company will have a half a billion dollar cash balance when it starts its public life consisting of a $425 million PIPE, as well as $115 million dollars from the Highcape SPAC cash balance, this significant cash balance will allow the company to both pursue its organic growth plan but also be able to look at other strategic options to enhance its, its platform. And finally, I want to thank Jonathan and the QSI board and the QSI team for selecting us as their partner on this exciting journey. And now I'll turn it over to Matt Dyer.

Presenter: Matt Dyer

Quantum-Si was founded by Dr. Jonathan Rothberg who was the first to commercialize a next-generation DNA sequencing platform with 454 Life Sciences and then was the first to put next generation DNA sequencing onto a semiconductor chip with Ion Torrent. Just like our DNA ultimately gives rise to the proteins in our cells, Quantum-Si represents a logical step in the development of sequencing technology for Jonathan. And Jonathan has always been focused on developing disruptive technologies in the healthcare space and, in particular, leveraging the power of semiconductor chips to build product at scale and a lower price point. If you have a smartphone, you've experienced the power of semiconductors to disrupt markets. Our team has had the pleasure of playing an active role in one of these transitions in healthcare previously. In 2003, the first draft of the human genome was completed, igniting a desire for new ways to study DNA. At the time, DNA technology was analog until at 454 we released the first next-generation DNA sequencing platform and transitioning the genomics market from analog to digital expanded our understanding of biology: identifying sources of outbreaks, developing drought resistant crops, and ushering in the field of personalized medicine or personalizing treatments for cancer patients. Later we put next generation DNA sequencing on to a semiconductor chip, which helped create the "benchtop" market where for the first time allowed any lab could harness the power of sequencing for under $100,000, brought routine cancer screening to the clinic, and drives what today is a $20 billion genomics market. However, 17 years later sequencing of genomes for clinical use has still not become the standard. With all that we have learned from our DNA, ultimately our DNA is a blueprint of what could happen. Our proteins, however, tell us what is happening, helping to improve our understanding of complex human disease. Quantum-Si has developed a proprietary single-molecule end-to-end solution that spans hardware, chips, kits, and software to disrupt and expand the $36 billion proteomics market. We are doing for proteins what we did for DNA and we invite you to join us as we work to build a new standard in healthcare.

So why sequencing? Sequencing allows us to answer three critical questions:

·	First, what is there? - Amino acid resolution tells you more than just if a protein is present or absent. You get to see the sequence of the protein, what version of the protein that is there, and how it has been changed,

·	Second, how much of it is there? - Digital quantification provides precise protein abundance, not an analog theoretical abundance based on a colormetric or mass abundance readout, and

·	Third, how has it been changed? - Single-molecule sensitivity shows how proteins are modified.

The improved resolution of sequencing ultimately enables better biomarkers and better therapies. In the remainder of the talk we are going to cover three topics:

1)	First, how we are enabling a new market of next generation protein sequencing using a proprietary semiconductor chip and a full end-to-end solution.

2)	Second, we’ll provide an overview of the $36 billion proteomics market and our beachhead strategy as we enter that market and

3)	Third, we will review our strategy and plans for commercialization and how we capture and expand the proteomics market to create significant value leveraging the experience of the team.

Our strategy starts with our chip. It is the core of technology. Leveraging the semiconductor industry is what enables a scalable single-molecule next-generation protein sequencer. Our chip is similar to the camera that is in your mobile phone, only instead of taking a picture, our chip has been designed to see biology. The power of our approach is that rather than analyzing proteins one at a time, our chip enables parallel sequencing of proteins across millions of independent chambers, and the number of parallel sequencing reactions can scale rapidly as we leverage the trillions of dollars of cumulative investment in semiconductors and Moore's Law. Each independent sequencing reaction takes place at the ultimate level of sensitivity and specificity, single molecules, which is critical because unlike DNA, there is no way to amplify protein and this prevents technologies like Illumina to enable protein sequencing. In addition to the amplification problem, there is another reason why it takes the creation of a new technology to enable to enable next generation protein sequencing. With DNA sequencing, you only have four labels or characters that you need to identify, so existing DNA sequencing technologies are able to leverage a combination of just two features, like color and intensity, to differentiate those four labels.

However, with proteins you have 20 labels or characters you need to identify and technologies that use color just can't scale. Our proprietary chip allows us to use time, instead of color, and we combine time with intensity and single-molecule kinetics to capture three dimensions of data these three dimensions of data we expect will ultimately enable us to cover the full amino acid alphabet. Our chip is a universal single molecule platform. That means the same chip and the same instrument can enable many different applications. We are first focused on our first application of protein sequencing. However, the same platform could be used for digital analyte testing for single-molecule measurements of protein, DNA, or metabolites and even long-read DNA sequencing. As we expect to develop and release new kits to support these and other applications, we expect to expand our addressable market. In addition to our chip, we also design, develop, and manufacture proprietary hardware/software that provides a full end-to-end solution. Each piece of our platform is designed to address a specific bottleneck in the existing proteomics market.

·	First, Sample Prep - We've developed Carbon as a universal platform for sample preparation. Carbon automates the end-to-end process for both protein and DNA libraries, removing what is traditionally a complicated and manual process.

·	With Detection and Sequencing - Platinum and Atto are designed to put the power of digital proteomics in any lab or clinic at an estimated price of under $50,000. Traditionally instruments like mass spec have been used for this step but they require years of training and cost anywhere from $250,000 to a million dollars plus, which has limited broad adoption. Carbon, Platinum and Atto truly are development platforms. Kieren will talk about this in a few minutes, but broadly speaking we are designing our systems to enable others to develop new kinds of assays and applications within our ecosystem.

Combined, our sample prep and sequencing systems, are designed to provide a simple workflow for any lab to harness the power of single-molecule proteomics, to answer those three critical questions of knowing: what is there, what version of it is there, and to obtain a true quantitative measure of how much of it is there. As an example, here we are showing the ability to detect an amino-acid change that is a biomarker for the predisposition of diabetes. Leveraging our learnings from previous sequencing companies, we knew that analytics can easily become a major bottleneck that we wanted to address out of the gate. We've integrated our cloud solution right into the device so data streams in real time to the cloud where analytical workflows can then interpret the data. We have also integrated a number of other features to address other bottlenecks from our previous experience things like secure access, the ability to enable collaborations across organizations, and even including an applications store to enable developers to build new workflows and share those with a broader community.

Our cloud solution is designed to address the key needs of researchers today while providing the data governance required for clinical use in the future. We have taken a very aggressive approach to ensure that we not only protect the core product and application but that we build a moat to prevent fast followers. Over the past seven years, we've spent $180 million developing the core technology, reducing it to practice, and creating a tremendous amount of know-how. This know-how spans all areas of the platform from specific components of the chemistry to enable next generation protein sequencing, to setting up manufacturing lines and how you build instruments at scale, to how you analyze and interpret the data that’s generated by our chip. On the intellectual property side, we have taken a very aggressive approach to filing and currently have over 100 issued patents and 450 pending patent applications. In parallel, we've been active in securing exclusive licenses to any related third-party patents that we believe could be used to develop similar approaches.

Now I am going to pass it over to Kieren who is now going to talk about our product roadmap and more about our customer and how this gets used.

Presenter: Kieren Patel

Thanks Matt. One of the many strengths of the technology is that it can be scaled in terms of both hardware and chips, based on Moore's law. This enables QSI to pursue a product portfolio strategy that's worked well for companies like Illumina and Thermo from a commercial perspective. In 2021, we're planning to launch our first solution comprising Carbon, Platinum, and QSI cloud, which would allow customers to analyze perhaps up to 50 targets with our first chip with millions of sensors or wells. As we get into 2022 and 2023, our product roadmap is designed to scale up sample throughput and data output to meet more demanding applications we see on the horizon. That may include applications like penetration of single-cell markets; blood or serum analysis for things like liquid biopsy; and additional complex clinical diagnostics. Our engineering team has put together a blueprint for how to achieve that with instruments that could run higher capacity chips, or run multiple chips in parallel in addition to other engineering concepts. On the consumable side, we have chip designs that potentially allow us to release higher capacity chips with tens of millions of sensors as we continue to build our user base. Additionally, we would expect to release improvements to our kit chemistry for continued improvements in data quality across accuracy, coverage and speed. Into the later years of the current roadmap, 2024 and beyond, we also have the opportunity to scale down, with an instrument we're calling Atto. We have some early prototypes of this instrument, which we are aiming to offer for less than $5,000 and this really offers line of sight to address interesting consumer applications. Those could include at home testing, or potentially Point of Care testing. Lastly, no matter the hardware embodiment, either higher throughput or lower throughput instrumentation, we can use the same chips to run samples. Thus no major revisions are required to the core chip architecture for any of these instruments. The proteomics landscape is complex and dynamic with a mix of traditional players as well as newer entrants like QSI and others like Seer, Somalogic and Nautilus – firms all aiming to become market leaders. If we look at how QSI compares to others, one way is to think about how various solutions address a typical workflow and needs, from sample to answer. This would comprise everything from sample prep - taking a raw sample and processing it - to downstream analysis which may comprise various performance benchmarks. Is it single molecule? Is it massively parallel? How well can you identify, quantitate, and actually sequence protein?

When we set out to create the QSI offering, we took a holistic view of a typical experiments and development solutions to address bottlenecks across the workflow. From a competitive standpoint, one of the strongest value propositions we offer for customers who may be evaluating various technologies is that we would offer a true end-to-end solution, whereas other companies solve only particular applications or points in the workflow. However, this is an incomplete story. Another way to think about our products is not only as a platform but as an ecosystem and in that context, we're not limited to just a competitive dynamic with other technologies. Rather, our end-to-end offering can be thought of as an ecosystem that can complement other technologies various tools and applications developed by others. One way to think about it is that other technologies can be used for a "plug and play" strategy within our ecosystem. For example, Seer, which recently IPO'd and is currently value near $4 billion, has a done a tremendous job solving a specific aspect of sample prep. When dealing with highly complex samples like blood or serum, these protein mixtures are often very complex and often the analysis is limited because of dynamic range. Essentially, the least interesting proteins tend to be the most abundant, which limits one’s ability to look at the low abundant, really interesting proteins that drive biology and disease. Seer's business model is reliant of use their reagents with mass spectrometry, however reagents could be used to help enrich for low abundant proteins on our Carbon platform and then ultimately analyzed with our Platinum analysis instrument, which we believe will eventually have an even greater footprint than existing technologies today. Somalogic is another example. They have done a terrific job at generating affinity molecules, or aptamers, which could be used to enrich various protein targets. Those reagents could be used directly on our chip to analyze proteins at single molecule resolution. In addition to protein reagents, we've also taken reagents from Pacific Biosciences and demonstrated proof of concept of doing long read DNA sequencing on our chip, just further underscoring this idea that we really do have a universal single molecule detection ecosystem that can run a variety of different applications.

In terms of our go to market strategy, when we looked at the entire universe of potential applications, including the $36 billion proteomics market, 3 primary segments worth roughly $21 billion dollars really stood out as primed for this digital disruption. These are segments that have, in many cases, relied on older technologies, some over 30 years old. They also comprise customers looking actively for newer tools that are both accessible and powerful. First segment is what we call the legacy proteomics market roughly worth $5 billion, comprises traditional mass spectrometer users focused generally in pharmaceutical research and tier 1 research institutions. Second is the $800 million benchtop DNA sequencing market, with users of instruments like Illumnia’s MiSeq, NextSeq or Thermo’s S5 instrument and lastly, the $15 billion analyte testing marketing, which we are using as a catchall for various methods comprising everything from simple immune assays and ELISA testing to more high throughput complex protein analyzers from companies like Luminex or Quanterix.

Collectively, there are over 50,000 installations of these instruments and it's this install base we'll target at launch. We expect our technologies to ultimately address needs across these segments providing value to users looking for performance and accessibility for the demands of next generation assays

In the past year, our team has done extensive voice of customer research across various applications areas of the $36 billion dollar proteomics market. We observed interest and excitement from potential customers across the continuum of application areas. For basic and discovery and applications, we found strong desire for a tool that could really help with pathway analysis, interrogating regulatory mechanisms, via post-translational modifications, as well as helping map interactomes; for pharma and biotech in translational research, we saw excitement for an assay tool that could potentially scale to meet the needs of looking at canonical pathways related to immune response testing, especially to explore drug mechanism of action, or downstream intended or unintended cellular effects; and in clinical markets, we saw impressive interest for newer technologies that could scale to accommodate more and more potential protein targets as well as the ability to scale to meet volume testing demands in the future.

Throughout the VOC process, we identified some key drivers for growth and potential adoption of our solution. First, users are looking for improved simplicity and cost of entry as compared to existing technologies like mass spectronomy, which is generally complex, require extensive training and can cost anywhere between $250,000 to a million dollars. Second, the need for scalability in terms of the number of targets for analysis as well as throughput. Additionally, unlike other technologies that rely on secondary reporter mechanisms like color or luminescence and can generate bias in results, because our technology would be actually utilize sequencing of what you put on the chip, users really like the concept of unbiased detection. Lastly, our technology provides single molecule resolution and this concept resonates with customers as having the potential to provide the sensitivity and the specificity to drive next generation assays that overcome limitations of current technologies.

Overall, we've come away confident that our platform can meet the needs of the market to provide novel discoveries, greater clinical insights for detection and monitoring of disease, as well as providing what we believe users really want - a multiomics tool - the ability to see not just protein or DNA, but a variety of different molecules to give researchers and clinicians a richer snapshot of disease and biology. To get really granular about our plans for our first product, our first customers, and how we intend to position the product, this provides an example of how we expect to appeal to those early adopters. We expect the platform will be positioned for discovery application as well as a tool to really aid in all aspects of drug development from screening, to testing, to therapy selection and monitoring. We believe potential customers are likely to talk to us first because of the simplicity as compared to mass spectronomy, which is complex and requires extensive training, the simplicity of our system allows customers to get up and running quickly and seamlessly. Because of the price point expected to be less than $50,000, we believe this is an instrument that virtually any lab can purchase without additional grants, or extra approval through procurement process as you might expect for a million dollar mass spectrometer. Additionally, single molecule resolution of perhaps up to 50 targets at launch on a benchtop platform is expected to be hugely appealing for variety of applications including pathway analysis and because we're sequencing, this platform can provide that confidence in data with unbiased detection. In summary, for pharma and biotech, who value ease, flexibility and tools for discovery, especially for immune response testing, our platforms are designed to provide an accessible solution for pathway analysis and interactome mapping and potential to scale to more complex applications in the future. On the right hand side of the slide is really just an example, an illustrative example, of a typical panel of targets for immune response testing. If 90% of all approved drugs target proteins, 50% of those target one or more components of the signaling pathway like the one shown in this slide. You typically have a ligand, a receptor and various components that help amplify that signal for downstream effectors and activators. Often times in immune cells, the same pathways are involved and thus a solution that gives you the resolution but also the scalability to observe these pathways is powerful. From an execution perspective, as Matt and John mentioned, much of our team comes from Thermo, Ion, Illumina and have demonstrated success of commercial launch of these types of products, especially with customers we've known for many years. So, where are we now and what do we have to do in order to achieve our target of $186 million revenue by 2025? Today, we have a demonstrated workflow; we are building chips and instruments in preparation for commercial scale production and are conducting alpha testing starting this month; and between now and our intended launch we are laser focused on optimizing the assay to meet commercial launch specifications.

In the meantime, we're aiming to kick off an early access program with placement of roughly 10-20 instrument across high profile sites - many of the types of customers whom we've known for years and have worked with us adopting and evangelizing other technologies. With these partners we aim to generate data, application notes and have them really tell the story of this technology as we get into launch in 2022. With that intended launch in the first half of 2022, our focus is in US and Europe, followed by a regular cadence of product updates which include higher capacity chips and improvements to the kit and chemistry to expand and develop new applications. In the later years, we intend to launch higher throughput and lower throughput instruments to expand the user base and help address needs across more diverse user segments. Regarding our financial projections, we've thought through the core drivers of the business model based on market research and metrics compared to proven commercial benchmarks. First, our goal is to place over 5,000 instruments by 2025, really driven by demand from a large clinical market and the relatively low cost of entry due to the expected average selling price of less than $50,000 and the low cost of ownership comprising everything from training to maintenance and consumable utilization used to justify the hardware cost. To contextualize that number, we estimate there are over 100,000 global mass spectrometer users with potential interest in this platform - making this target very reasonable even within this singular segment. On the consumables side, we estimate a consumable pull through of anywhere between 50-100 runs per year per device, which averages to around 2 runs per week that translates to an estimated consumerable spend rate per year per device that is consistent with a typical benchtop instrument user such as those who might use a MiSeq, whose typically spend around $45,000 a year and we expect the average pull through to grow over time as we expect to launch new kit options, and customers start to scale experiments.

Lastly content - this is the actual kit offering we would provide, which would include applications in addition to reagents and tools for novel assay development as we expect to develop with our partners and early adopters. This content helps create a virtuous loop of utilization, help driving and sustaining consumable pull through per instrument, but also helping broaden the potential customer audience for additional hardware placements. What's really exciting, is that there are over 100 million immunoassays performed per year globally and thus, if we can deliver the right content to meet the needs of this expanding space, which will also likely grow, this could be a key driver for significant testing volumes in the long run. And now I will pass it on to John. Who will talk through in more specifics the financials as well as provide some concluding remarks.

Presenter: John Stark

Thank you Kieren, now that you have visibility on how we plan to drive revenue, I would like to give you further prospective on the projected models for instrument placements and breakdown of revenue. As stated, we project over 5,000 instrument placements by the end of 2025 with shipments beginning in the second half of 2021 to our early access customers. This is a customer segment that the team knows very very well and we worked with for decades with many tremendous relationships. Full commercial release will be launched in 2022.

We predict accelerated commercial adoption and condensed sales cycles relative to the general market based on an expected $50,000 average cost of entry. $50,000 is a level that most if not all labs can obtain without going through a grant cycle or rigorous administrative approval. Typical capital equipment purchases over $250,000, which represents a large portion of the proteomic market, have a sales cycle that can take up to 6 months to a full year. We believe we can have a consolidated sales cycle down to just 1-3 months on average. This is a true razor/razor blade model with each system installation generating a potential consumable run rate annually of up to 2.5 times the cost of entry of the initial capital purchase. This provide two very attractive aspects to the business: the first, a potential high margin growth of consumable pull through for years after initial purchase. Right out of the gate, margins could exceed 65% for both instruments and consumables and over time we expect consumables would continue to increase with scale. Second, the future run rate would build predictability in revenue cycles and future profitability. Under the current model, we could potentially achieve positive cash flow heading into 2026. A key focus for the company is building upside and value for our customers. We believe 3 very relevant comps in Illumia, 10X Genomics and Seer represent the potential future valuation of QSI. Illumina's inflection point for valuation and accelerated revenue growth occurred after the MiSeq a benchtop sequencing platform was released to the market. This enabled the accessibility of sequencing to virtually all labs where previously it existed only within major genome centers. QSi is positioned to start commercialization at this stage with the release of a bench top protein sequencing platform that is aimed at not only supply to the current DNA Sequencing bench top community but also enabling users of mass spectrometry cores globally. This segment has an estimated 100,000 users globally. 10X Genomics, although focused in a different segment, single cell vs protein sequencing, has a very similar business model to QSi. Both companies have benchtop platforms designed to simplify the workstream of sample prep and data analysis. 10X Genomics announced that it has placed in the range of 3,000 instruments over the last 4 years and has a very attractive valuation at over $18 billion. QSi is currently forecasting 5,000 placements by 2025. Seer, as Kieren has already mentioned in this presentation, is solving a very important problem in the proteomics space by optimizing protein preparation. Seer and QSi are complimentary companies designing products for use in combination. Seer is slated for full commercial launch in 2022 and today has a market cap near $4 billion.

We are very enthused about the potential upside for our investors. The current team is made up of over 70 highly seasoned veterans with experience building the foundation of the genomics revolution over the last 20 years. A number of the team members have worked together for decades at 454, Ion Torrent and are ready now to enable protein sequencing at QSi. From development to commercial this team has the right experience to take QSI to market leadership. In summary, QSI has developed and plans to commercialize a universal single molecule detection system. This system is designed to not only enable massively parallel protein sequencing but to build an ecosystem for applications, assays and content to provide growth and potential entry into clinical use over the next decade. There is a massive existing market in front of us that we plan to move into the digital era. We also believe there will be tremendous market expansion from the current $36 billion proteomics market with immune response testing going from the hundreds of millions of tests, as Kieren mentioned earlier, to billions as immune response testing moves to general health. Finally, this is a tremendous team as already mentioned that we have assembled and we will continue to expand adding individuals with expansive market experience. We believe this is the right technology, the right team with a massive market opportunity in front of us.

Thank you for your time.